UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 4, 2012 (August 28, 2012)

Magellan Petroleum Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-5507	06-0842255
(Commission File Number)	(IRS Employer Identification No.)

1775 Sherman Street, Suite 1950, Denver, CO	80203
(Address of principal executive offices)	(Zip Code)

(720) 484-2400
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.
On August 28, 2012, Magellan Petroleum Corporation (the "Company") entered into an Employment Agreement (the "Employment Agreement") with C. Mark Brannum, whereby the Company agreed to grant an equity award to Mr. Brannum outside of the Company's 1998 Stock Incentive Plan, as amended (the "Stock Incentive Plan"), as a material inducement to Mr. Brannum's agreement to become employed as the Company's new Vice President - General Counsel and Secretary effective September 5, 2012. The equity award will be an inducement grant in accordance with NASDAQ Listing Rule 5635(c)(4), and the Employment Agreement and equity award has been approved by the Compensation, Nominating and Governance Committee of the Company's Board of Directors, which committee is comprised solely of independent directors, and the Company's Board of Directors.
The inducement grant to Mr. Brannum will consist of nonqualified options (the "Options") to purchase 800,000 unregistered shares of the Company's common stock, par value $0.01 per share (the “Shares”), with the Options to have a ten-year term and an exercise price equal to the per Share NASDAQ closing price on the grant date of September 5, 2012, and 50,000 restricted Shares (the "Restricted Shares"). The Options will be scheduled to vest in three equal tranches over a three-year period as follows: 266,666 Option Shares on September 5, 2013, 266,667 Option Shares on September 5, 2014, and 266,667 Option Shares on September 5, 2015. The Restricted Shares will be scheduled to vest as follows: 25,000 Restricted Shares on March 5, 2013, and 25,000 Restricted Shares on September 5, 2013, provided that Mr. Brannum's employment with the Company has not been terminated by the Company for Cause (as defined in the Employment Agreement) or by Mr. Brannum without Good Reason (as defined in the Employment Agreement) on or before those respective vesting dates. Upon such vesting, the respective number of Restricted Shares will no longer be subject to forfeiture by Mr. Brannum to the Company. The vesting of the Options will also be contingent upon Mr. Brannum's continued employment with the Company, subject to acceleration upon certain events.
Any portion of the Options which is unexercised but vested will not terminate because of the termination of Mr. Brannum's employment with the Company, unless such termination is by the Company for Cause. In the event of the termination of employment of Mr. Brannum other than by the Company for Cause, Mr. Brannum will be able to exercise the vested portion of the Options (unless previously terminated or exercised) for a period until the earlier of: (i) September 5, 2022, or (ii) the expiration of twelve months from the last business day of the calendar month in which the termination of employment of Mr. Brannum occurred. Notwithstanding the foregoing, in the event of the termination of the employment of Mr. Brannum due to death or disability, the vested portion of the Options (unless previously terminated or exercised) will be exercisable within the one-year period following Mr. Brannum's death or disability, but in no event later than September 5, 2022. In the event of (i) any "change of control" event with respect to the Company (as defined under the Stock Incentive Plan), (ii) the Company's termination of Mr. Brannum's employment with the Company prior to the third anniversary of September 5, 2012, without Cause, or (iii) Mr. Brannum's termination of his employment with the Company prior to the third anniversary of September 5, 2012, for Good Reason, any unvested portion of the Options immediately prior to such event will upon such event become vested in full.
The Options and the Restricted Shares will be issued pursuant to the private placement exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder, will be non-transferable except under limited circumstances, and will be subject to the provisions of Rule 144 promulgated under the Securities Act.

Item 8.01	Other Events.
On August 28, 2012, the Company issued a press release announcing the appointment of Mr. Brannum as the new Vice President - General Counsel and Secretary for the Company effective September 5, 2012, and the agreement for the inducement grant to Mr. Brannum under NASDAQ Rule 5635(c)(4). A copy of that press release is filed with this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is filed as part of this report:

Exhibit No.	Description
99.1        Press Release by Magellan Petroleum Corporation dated August 28, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN PETROLEUM CORPORATION

	By:	/s/ J. Thomas Wilson
Name: John Thomas Wilson
Title: President and Chief Executive Officer

Dated: September 4, 2012

EXHIBIT INDEX

Exhibit No.	Description
99.1        Press Release by Magellan Petroleum Corporation dated August 28, 2012